Exhibit 77Q(e)(2)

                     USLICO SERIES FUND STOCK PORTFOLIO AND
                  USLICO SERIES FUND ASSET ALLOCATION PORTFOLIO
                             SUB-ADVISORY AGREEMENT

     AGREEMENT made this ___ day of September, 2000 by and between ReliaStar Investment Research, Inc., a Minnesota Corporation (hereinafter the "Adviser"), investment adviser for the USLICO Series Fund Stock Portfolio and the USLICO Series Fund Asset Allocation Portfolio (collectively, the "Portfolios"), each being a series of the USLICO Series Fund (the "Trust") and Pilgrim Investments, Inc., a Delaware corporation (hereinafter the "Sub-Adviser").

     WHEREAS, the Adviser has been retained by the Trust, an open-end diversified management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), to provide investment advisory services to the Portfolios pursuant to an Investment Management Agreement dated September ___, 2000 (the "Investment Management Agreement"); and

     WHEREAS, the Trustees of the Trust, including a majority of the Trustees who are not "interested persons," as defined in the 1940 Act, and the Portfolios' shareholders have approved the appointment of the Sub-Adviser to perform certain investment advisory services for the Portfolios pursuant to this Subadvisory Agreement with the Adviser and the Sub-Adviser is willing to perform such services for the Portfolios;

     WHEREAS, the Sub-Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended ("Advisers Act");

     NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed between the Adviser and the Sub-Adviser as follows:

     1. Appointment. The Adviser hereby appoints the Sub-Adviser to perform advisory services to the Portfolios for the periods and on the terms set forth in this Subadvisory Agreement. The Sub-Adviser accepts such appointment and agrees to furnish the services herein set forth, for the compensation herein provided.

     2. Duties of Sub-Adviser. The Adviser hereby authorizes Sub-Adviser to manage the investment and reinvestment of cash and investments comprising the assets of the USLICO Series Fund Stock Portfolio and those assets of the USLICO Series Fund Asset Allocation Portfolio which are designated by the Adviser for management by the Sub-Adviser (collectively, the "Assets"), with power on behalf of an in the name of the Portfolios at Sub-Adviser's discretion; subject at all times to the supervision of the Adviser and the Trustees of the Trust:

          (a) to direct the purchase, subscription or other acquisition, and the sale, redemption, and exchange of the Assets, subject to the duty to render to the Trustees of the Trust and the Adviser such written reports regarding the Assets as often as the Trustees of the Trust or the Adviser shall reasonably require;

          (b) to make all decisions relating to the manner, method and timing of investment transactions relating to the Assets, to select brokers, dealers and other intermediaries by or through whom such transactions will be effected, and to engage such consultants, analysts and experts in connection therewith as may be considered necessary or appropriate;

          (c) to direct banks, brokers or custodians to disburse funds or assets solely in order to execute investment transactions for the Assets, provided that the Sub-Adviser shall have no other authority to direct the transfer of the Assets to itself or other persons and shall have no other authority over the
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disbursement  (as opposed to  investment  decisions)  of funds or assets nor any custody of any of the Assets; and

          (d) to take all such other actions as may be considered necessary or appropriate to discharge its duties hereunder; PROVIDED THAT any specific or general directions which the Trustees of the Trust, or the Adviser may give to the Sub-Adviser with regard to any of the foregoing powers shall, unless the contrary is expressly stated therein, override the general authority given by this provision to the extent that the Trustees of the Trust may at any time and from time to time, direct, either generally or to a limited extent and either alone or in concert with the Adviser or the Sub-Adviser (provided that such directions would not cause the Sub-Adviser to violate any fiduciary duties or any laws with regard to the Sub-Adviser's duties and responsibilities), all or any of the same as they shall think fit and, in particular; the Adviser shall have the right to request the Sub-Adviser to place trades through brokers and other agents of the Adviser's choice, subject to the Sub-Adviser's judgment that such brokers or agents will execute such trades on the best overall terms available, taking into consideration factors the Sub-Adviser deems relevant including, without limitation, the price of the security, research or other services which render that broker's services the most appropriate for the Sub-Adviser's needs, the financial condition and dealing and execution capability of the broker or dealer and the reasonableness of the commission, if any, for the specific transaction and on a continuing basis; and PROVIDED further that nothing herein shall be construed as giving the Sub-Adviser power to manage further the aforesaid cash and investments, in such a manner as would cause either of the Portfolios to be considered a "dealer" in stocks, securities or commodities for US. federal income tax purposes.

     3. The Adviser shall monitor and review the performance of the Sub-Adviser under this Agreement, including but not limited to the Sub-Adviser's performance of the duties delineated in subparagraphs (a)-(d) of this provision.

     4. The Sub-Adviser farther agrees that, in performing its duties hereunder, it will

               (i) comply with the 1940 Act and all rules and regulations thereunder, the Advisers Act, the Internal Revenue Code (the "Code") and all other applicable federal and state laws and regulations, the current Prospectus and Statement of Additional Information for the Portfolios supplied to the Sub-Adviser by the Adviser; and with any applicable procedures adopted by the Trustees in writing supplied to the Sub-Adviser by the Adviser; (ii) manage the Portfolios in accordance with the investment requirements for regulated investment companies under Subchapter M of the Code and regulations issued thereunder; (iii) direct the placement of orders pursuant to its investment determinations for the Assets directly with the issuer, or with any broker or dealer, in accordance with applicable policies expressed in the Portfolios' Prospectus and/or Statement of Additional Information and in accordance with applicable legal requirements.

          (a) furnish to the Portfolios whatever non-proprietary reports the Portfolios may reasonably request with respect to the Assets or contemplated strategies. In addition, the Sub-Adviser will keep the Portfolios and the Trustees informed of developments materially affecting the Assets and shall, on the Sub-Adviser's own initiative, furnish to the Portfolios from time to time whatever information the Sub-Adviser believes appropriate for this purpose;

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          (b) make available to the  Portfolios'  administrator,  ReliaStar Life
Insurance Company (the "Administrator"), the Adviser, and the Portfolios, promptly upon their request, such copies of its investment records and ledgers with respect to the Portfolios as may be required to assist the Adviser, the Administrator and the Portfolios in their compliance with applicable laws and regulations. The Sub-Adviser will furnish the Trustees with such periodic and special reports regarding the Portfolios as they may reasonably request;

          (c) immediately notify the Adviser and the Portfolios in the event that the Sub-Adviser or any of its affiliates: (i) becomes aware that it is subject to a statutory disqualification that prevents the Sub-Adviser from serving as an investment adviser pursuant to this Subadvisory Agreement; or (ii) becomes aware that it is the subject of an administrative proceeding or enforcement action by the Securities and Exchange Commission ("SEC") or other regulatory authority. The Sub-Adviser further agrees to notify the Portfolios and the Adviser immediately of any material fact known to the Sub-Adviser respecting or relating to the Sub-Adviser that is not contained in the Trust's Registration Statement, or any amendment or supplement them to, but that is required to be disclosed therein, and of any statement contained therein that becomes untrue in any material respect. The Portfolios, Adviser, Administrator, and their Affiliates shall likewise immediately notify the Sub-Adviser if any of them becomes aware of any regulatory action of the type described in this subparagraph 2(d).

     5. Allocation of Charges and Expenses. The Sub-Adviser shall pay expenses associated with the management of its business operations in performing its responses hereunder, including the cost of its own overhead, research, compensation and expenses of its directors, officers and employees, and other internal operating costs, provided, however, that the Sub-Adviser shall be entitled to reimbursement on a monthly basis by the Adviser of all reasonable out-of-pocket expenses properly incurred by it in connection with serving as Sub-Adviser to the Assets. For the avoidance of doubt, each Portfolio shall bear its own overhead and other internal operating costs (whether incurred directly or by the Adviser or the Sub-Adviser) including, without limitation:

          (a) the costs incurred by the Portfolio in the preparation and printing of the Prospectus or any offering literature (including any form of advertisement or other solicitation materials calculated to lead to investors subscribing for shares);

          (b) all fees and expenses on behalf of the Portfolio to the Transfer Agent and the Custodian;

          (c) the reasonable fees and expenses of accountants, auditors, lawyers and other professional advisors to the Portfolio;

          (d) any interest, fee or charge payable on or on account of any borrowing by the Portfolio,

          (e) fiscal and governmental charges and duties relating to the purchase, sale, issue or redemption of shares and increases in authorized share capital of the Portfolio;

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          (f) the fees of any stock exchange or over-the-counter market on which shares of the Portfolio may from time to time be listed, quoted or dealt in and the expenses of obtaining any such listing, quotation or permission to deal;

          (g) the fees and expenses (if any) payable to Trustees;

          (h) brokerage, fiscal or governmental charges or duties in respect of or in connection with the acquisition, holding or disposal of any of the assets of the Portfolio or otherwise in connection with its business;

          (i) the expenses of publishing details and prices of shares of the Portfolio in newspapers and other publications,

          (j) all expenses incurred in the convening of meetings of shareholders or in the preparation of agreements or other documents relating to the Portfolio or in relation to the safe custody of the documents of title of any investments;

          (k) all Trustees communication costs; and

          (l) all premiums and costs for Portfolio insurance and blanket fidelity bonds.

     6. Compensation. As compensation for the services provided by the Sub-Adviser under this Agreement, the Adviser will pay the Sub-Adviser at the end of each calendar month an advisory fee computed daily at an annual rate equal to 0.45 of 1% of the average daily net asset value of the Assets. The "average daily asset value" of the Assets shall mean the value placed on the Assets as of 4:00 p.m. (New York time) an each day on which the net asset value of the Portfolios is determined consistent with the provisions of Rule 22c-1 under the 1940 Act or, if the Portfolios lawfully determine the value of their net assets as of some other time on each business day, as of such other time. The value of the Assets shall always be determined pursuant to the applicable provisions of the Trust's Declaration of Trust and the Registration Statement. If pursuant to such provisions, the determination of net asset value is suspended for any particular business day, then for the purposes of this Section 4, the value of the Assets as last determined shall be deemed to be the value of the Assets as of the close of regular trading on the New York Stock Exchange, or as of such other time as the value of the Assets may lawfully be determined, on that day. If the determination of the net asset value of the shares of the Portfolio has been so suspended for a period including any month end when the Sub-Adviser's compensation is payable pursuant to this Section, the Sub-Adviser's compensation payable at the end of such month shall be computed on the basis of the value of the Assets as last determined (whether during or prior to such month). If the Portfolios determine the value of the Assets more than once on any day, then the last such determination thereof on that day shall be deemed to be the sole determination thereof on that day for the purposes of this
Section 4.

     7. Books and Records. The Sub-Adviser agrees to maintain such books and records with respect to its services to the Portfolios as are required by
Section 31 under the 1940 Act, and rules adopted thereunder, and by, other applicable legal provisions, and to preserve such records for the periods and in the manner required by applicable laws or regulations, The Sub-Adviser also agrees that records it maintains and preserves pursuant to Rules 91a-2 under the 1940 Act (excluding trade secrets or intellectual property rights) in connection with its services hereunder are the property of the Portfolios and will be

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surrendered  promptly to the  Portfolios  upon its  request and the  Sub-Adviser further agrees that it will furnish to regulatory authorities having the requisite authority any information or reports in connection with its services hereunder which may be requested in order to determine whether the operations of the Portfolios are being conducted in accordance with applicable laws and regulations.

     8. Standard of Care and Limitation of Liability. The Sub-Adviser shall exercise its best judgment in rendering the services provided by it under this Subadvisory Agreement. The Sub-Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Portfolios or the holders of the Portfolios shares or by the Adviser in connection with the matters to which this Subadvisory Agreement relates, provided that nothing in this Subadvisory Agreement shall be deemed to protect or purport to protect the Sub-Adviser against liability to the Portfolios or to holders of the Portfolios' shares or to the Adviser to which the Sub-Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or by reason of the Sub-Adviser's reckless disregard of its obligations and duties under this Subadvisory Agreement. As used in this
Section 6, the term "Sub-Adviser" shall include any officers, directors, employees or other affiliates of the Sub-Adviser performing services for the Portfolios.

     9. Services Not Exclusive. The Advisor understands that the Sub-Adviser now acts, will continue to act and may act in the future as investment advisor to fiduciary and other managed accounts and as investment advisor to other investment companies, and, except as may be separately agreed to from time to time between the Adviser and the Sub-Adviser, the Trust has no objection to the Sub-Adviser so acting, provided that whenever the Portfolios and one or more other accounts or investment companies advised by the Sub-Adviser have available funds for investment, investments suitable and appropriate for each will be allocated in accordance with a methodology believed to be equitable to each entity. The Sub-Adviser agrees to allocate similar opportunities to sell securities. The Adviser recognizes that, in some cases, this procedure may limit the size of the position that may be acquired or sold for the Portfolios. In addition, the Adviser understands that the persons employed by the Sub-Adviser to assist in the performance of the Shareholders duties hereunder will not devote their full time to such service and nothing contained herein shall be deemed to limit or restrict the right of the Sub-Adviser or any affiliate of the Sub-Adviser to engage in and devote time and attention to other business or to render services of whatever kind or nature.

     10. Duration and Termination. This Subadvisory Agreement shall become effective as of the date of its execution and shall continue in effect for a period of two years from the date of execution. Thereafter, this Subadvisory Agreement shall continue automatically for successive annual periods, provided such continuance is specifically approved at least annually by (i) the Trust's Trustees or (ii) a vote of a "majority" (as defined in the 1940 Act) of each Portfolio's outstanding voting securities, provided that in either event the continuance also is approved by a majority of the Trust's Trustees who are not "interested persons" (as defined in the 1940 Act) of any party to this Subadvisory Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. Notwithstanding the foregoing, this Subadvisory Agreement may be terminated: (a) at any time without penalty by either Portfolio or the Adviser upon the vote of a majority of the Trustees or by vote of a majority of the Portfolio's outstanding voting securities, upon sixty (60) days written notice to the Sub-Adviser, or (b) by the Sub-Adviser

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without cause at any time without  penalty,  upon sixty (60) days written notice to the Trust or the Adviser. This Subadvisory Agreement will terminate automatically five business days after the Sub-Adviser receives written notice of the termination of the Investment Management Agreement. This Sub-Advisory Agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act).

     11. Amendments. No provision of this Sub-Advisory Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by both parties, and no material amendment of this Subadvisory Agreement shall be effective until approved by an affirmative vote of (i) a majority of the outstanding voting securities of each Portfolio, and (ii) a majority of the Trustees of the Trust, including a majority of Trustees who are not interested persons of any party to this Subadvisory Agreement, cast in person at a meeting called for the purpose of voting on such approval, if such approval is required by applicable law.

     12. Indemnification by the Fund. (a) The Adviser hereby agrees to indemnify the Sub-Adviser and its affiliates from and against all liabilities, losses, expenses, reasonable attorneys' fees and costs (other than attorneys' fees and costs in relation to the preparation of this Agreement; each party bearing responsibility for its own such costs and fees) or damages (other than liabilities, losses, expenses, attorneys' fees and costs or damages arising from the Sub-Adviser failing to meet the standard of care required in Section 6 of this Subadvisory Agreement in the performance by the Sub-Adviser of, or its failure to perform, the services required hereunder), arising from the Adviser's (its affiliates and their respective agents and employees) failure to perform its duties or assume its obligations hereunder or from its wrongful actions or omissions, including, but not limited to, any claims for non-payment of advisory fees; claims asserted or threatened by any shareholder of the Portfolios, governmental or regulatory agency; or any other person; claims arising from any wrongful act by the Portfolios or any of the Trust's trustees, officers, employees, or representatives, or by the Adviser, its officers, employees or representatives, or from any actions by the Portfolios' distributors or any representative of the Portfolios; any action or claim against the Sub-Adviser based on any alleged untrue statement or misstatement of material fact in any registration statement, prospectus, shareholder report or other information or materials covering shares filed or made public by the Portfolios or any amendment thereof or supplement thereto, or the failure or alleged failure to state therein a material fact required to be stated in order that the statements therein are not misleading, provided that such claim is not based upon information provided to the Adviser by the Sub-Adviser or approved by the Sub-Adviser in the manner provided in paragraph 12(b) of this Agreement, or which facts or information the Sub-Adviser failed to provide or disclose. With respect to any claim for which the Sub-Adviser shall be entitled to indemnity hereunder; the Adviser shall assume the reasonable expenses and costs (including any reasonable attorneys' fees and costs) of the Sub-Adviser of investigating and/or defending any claim asserted or threatened by any party, subject always to the Adviser first receiving a written undertaking from the Sub-Adviser to repay any amounts paid on its behalf in the event and to the extent of any subsequent determination that the Sub-Adviser was not entitled to indemnification hereunder in respect of such claim.

          (b) The Sub-Adviser hereby agrees to indemnify the Adviser, its affiliates and the Portfolios from and against all liabilities, losses, expenses, reasonable attorneys' fees and costs (other than attorneys' fees and

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costs in relation  to the  preparation  of this  Agreement;  each party  bearing responsibility for its own such costs and fees) or damages (other than liabilities, losses, expenses, attorneys fees and costs or damages arising from the Adviser's failure to perform its responsibilities hereunder or claims arising from its acts or failure to act in performing this Agreement) arising from Sub-Adviser's (its affiliates and their respective agents and employees) willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of the Sub-Adviser's reckless disregard of its obligations and duties under this Subadvisory Agreement, or arising from failure to act in any action or claim against the Adviser based on any alleged untrue statement or misstatement of a material fact made or provided by or with the consent of Sub-Adviser contained in any registration statement, prospectus, shareholder report or other information or materials relating to the Portfolios and shares issued by the Portfolios, or the failure or alleged failure to state a material fact therein required to be stated in order that the statements therein are not misleading which fact should have been made or provided by the Sub-Adviser to the Adviser. With respect to any claim for which the Adviser is entitled to indemnity hereunder, the Sub-Adviser shall assume the reasonable expenses and costs (including any reasonable attorneys' fees and costs) of the Adviser of investigating and/or defending any claim asserted or threatened by any party, subject always to the Sub-Adviser first receiving a written undertaking from the Adviser to repay any amounts paid on its behalf in the event and to the extent
of  any  subsequent   determination   that  the  Adviser  was  not  entitled  to
indemnification hereunder in respect of such claim.

          (c) In the event that the Sub-Adviser or Adviser is or becomes a party to any action or proceedings in respect of which indemnification may be sought hereunder, the party seeking indemnification shall promptly notify, the other party thereof. After becoming notified of the same, the party from whom indemnification is sought shall be entitled to participate in any such action or proceeding and shall assume any payment for the full defense thereof with counsel reasonably satisfactory to the party seeking indemnification. After properly assuming the defense thereof, the party from whom indemnification is sought shall not be liable hereunder to the other party for any legal or other expenses subsequently incurred by such party in connection with the defense thereof, other than damages, if any, by way of judgment, settlement, or otherwise pursuant to this provisions. The party from whom indemnification is sought shall not be liable hereunder for any settlement of any action or claim effected without its written consent, which comment shall not be unreasonably withheld.

     13. Independent Contractor. Sub-Adviser shall for all purposes of this Agreement be deemed to be an independent contractor and, except as otherwise expressly provided herein, shall have no authority to act for, bind or represent the Portfolios in any way or otherwise be deemed to be an agent of the Portfolios. Likewise, the Portfolios, the Adviser and their respective affiliates, agents and employees shall not be deemed agents of the Sub-Adviser and shall have not authority to bind Sub-Adviser.

     14. Use of Name. (a) The Portfolios may, subject to sub-clause (b) below, use the name, "Pilgrim Investments, Inc." or "Pilgrim" for promotional purposes only for so long as this Agreement (or any extension, renewal or amendment thereof) continues in force, unless the Sub-Adviser shall specifically consent in writing to such continued use thereafter. Any permitted use by the Portfolios during the term hereof of the name of the Sub-Adviser or Pilgrim shall in no way prevent the Sub-Adviser or any of it shareholders or any of their successors, from using or permitting the use of such name (whether singly or in any

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combination  with any other  words) for, by or in  connection  with an entity or enterprise other than the Portfolios. The name and right to the name Pilgrim Investments, Inc. or any derivation of the name Pilgrim shall at all times be owned and be the sole and exclusive property of Pilgrim and its affiliated entities. Pilgrim Investments, Inc., by entering into this Agreement, is allowing the Portfolios to use the name Pilgrim Investments, Inc. and/or Pilgrim solely by or on behalf of the Portfolios. At the conclusion of the Agreement or in the event of any termination of this Agreement or if the Sub-Adviser's services are terminated for any reason, each of the authorized parties and their respective employees, representatives, affiliates, and associates agree that they shall immediately cease using the name Pilgrim Investments, Inc. and/or Pilgrim of said name for any purpose whatsoever.

          (b) The Adviser and its affiliates shall not publish or distribute, and shall cause the Portfolios not to publish or distribute to Portfolio shareholders, prospective investors, sales agents or members of the public and disclosure document, offering literature (including any form of advertisement or other solicitation materials calculated to lead investors to subscribe for and purchase shares of the Portfolios) or other document referring by name to the Sub-Adviser or any of its affiliates, unless the Sub-Adviser shall have consented in writing to such references in the form and context in which they appear; provided however, that where the Portfolios timely seek to obtain approval of disclosure contained in any documents required to be filed by the Portfolios, and such approval is not forthcoming on or before the date on which such documents are required by law to be filed, the Sub-Adviser shall be deemed to have consented to such disclosure.

     15. Miscellaneous.

          (a) The Subadvisory Agreement shall be governed by the laws of the State of Massachusetts, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Advisers Act, or rules or orders of the SEC thereunder. In the event of any litigation in which the Adviser and the Sub-Adviser are adverse parties and there are no other parties to such litigation, such action shall be brought in the United States District Court for the State of Massachusetts, located in Boston, Massachusetts.

          (b) The captions of this Subadvisory Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

          (c) This Agreement may be executed in one or more counterparts, all of which taken together shall be deemed to constitute one and the same instrument.

     16. Notices. Any notice, instruction or other instrument required or permitted to be given hereunder may be delivered in person to the offices of the parties as set forth therein during normal business hours, or delivered or sent by prepaid registered mail, express mail or by facsimile to the parties at such offices or such other address as may be notified by either party from time to time. Such notice, instruction or other instrument shall be deemed to have been served, in the case of a registered letter at the expiration of seventy-two (72) hours after posting, in the case of express mail, within twenty-four (24) hours after dispatch; and in the case of facsimile, immediately on dispatch, and if

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
delivered outside normal business hours it shall be deemed to have been received at the next time after delivery or transmission when normal business hours commence. Evidence that the notice, instruction or other instrument was properly addressed, stamped and put into the post shall be conclusive evidence of posting.

     17. Non-Solicitation. Adviser, its affiliates and their respective agents (including brokers engaged in marketing and selling shares of the Portfolios), and each of their employees and affiliates agree not to knowingly solicit to invest, or accept or retain as investors, in the Portfolios any persons or entities who are clients of or investors in any portfolio or investment vehicle managed by any entity owned or affiliated with Pilgrim Investments, Inc.

     IN WITNESS WHEREOF, the Parties hereto have caused this instrument to be executed by their officers designated below as of September ___, 2000.

                                      Pilgrim Investments, Inc.


                                      By:__________________________________




                                      ReliaStar Investment Research, Inc.


                                      By:__________________________________


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